Exhibit 99.1

P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

Laura Scotten

561.650.8433

Media Advisory

May 10, 2004

FPU to Request First Natural Gas Rate Relief Since 1994

The natural gas division of Florida Public Utilities (FPU), an investor-owned utility operating in five Florida locations, is filing a request with the Florida Public Service Commission to increase natural gas rates and services by $8.2 million annually. FPU has reviewed the underlying reasons for the request, most of which result from rising insurance, health care and pension costs along with increased investments in distribution facilities. FPU’s last natural gas rate increase was in 1994, which clearly indicates that over the past ten years FPU has done a very good job managing expenses and operating efficiently.

“Florida Public Utilities is committed to providing the finest service to our customers and operating a reliable and efficient natural gas distribution system. Like many businesses, FPU has faced higher operating costs due to recent world and economic events.  We believe the rate increase request is necessary in order to continue to provide our customers with the outstanding service on which they rely and with affordable natural gas, a clean and efficient source of energy,” said FPU President and CEO Jack English.

Here are some specific areas that have impacted Florida Public Utilities expenses:

*

The events of September 11, 2001 caused dramatic increases in insurance costs as well as retirement benefits.

*

The Company’s environmental compliance costs have dramatically increased by approximately $1-million annually.

*

Other significant factors include: compliance with the federally mandated requirements of the Sarbanes-Oxley Act, additional internal and external audits, increased capital expenses and the inflationary effect on labor and materials.

The rate increase was filed May 10, 2004. The Florida Public Service Commission may grant an interim rate increase by mid-summer and final rate relief by the end of 2004. FPU’s natural gas rates, even with the proposed rate increases, will remain among Florida’s lowest and will continue to be more cost effective than alternative energy sources, including electricity.

Should the total requested rate increases be approved, a typical residential customer using 20 therms of natural gas monthly will see increases of less than 12%.  Commercial customers using an average of 300 therms monthly can expect a rate increase of less than 13%.

FPU would like to assure customers that we will continue to explore and employ every opportunity for savings and cost containment as we work to provide exemplary service and a clean, efficient and dependable energy source.

Since 1924, Florida Public Utilities has provided safe, reliable, and competitively priced energy and value-added services. The Company serves approximately 90,000 residential, commercial and industrial, energy customers throughout the state of Florida, and has amassed one of the industry’s foremost safety records.

Florida Public Utilities is a valued and long-standing member of the community who provides employees a positive work environment and advancement opportunities.  Safety, employee innovation, empowerment, and teamwork are Florida Public Utilities’ keys to success.  For more information about FPU contact Laura Scotten at 561.650.8433, or visit www.fpuc.com.

####